FIRST AMENDMENT
TO
SUBADVISORY AGREEMENT

WHEREAS Allianz Investment Management LLC (“Manager”) and Franklin Advisers, Inc., (“Subadviser”) are parties to a Subadvisory Agreement, dated October 26, 2009; and

WHEREAS the parties wish to amend the Subadvisory Agreement, as set forth herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.           The following is added at the end of Section 1(a)(i) of the Subadvisory Agreement:

Notwithstanding Section 1(a)(i)(c), with the mutual agreement in writing of Manager and Subadviser, Manager may, if requested by Subadviser, authorize Subadviser to take actions on the Funds’ behalf in connection with any reorganization or restructuring, liquidation, bankruptcy, insolvency or similar event relating to an issuer of securities or instruments managed by Subadviser as part of the Funds’ investment portfolio.

2.           This Amendment supplements and amends the Subadvisory Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Except as set specifically forth herein, the Subadvisory Agreement remains in full force and effect.

3.           Each reference to the Subadvisory Agreement in the Subadvisory Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Subadvisory Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

4.           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of September 20, 2012.

Acknowledged:

ALLIANZ INVESTMENT                                               FRANKLIN ADVISERS, INC.
MANAGEMENT LLC

By:   /s/ Brian Muench                                                     By:     /s/ Edward Jamieson

Name:    Brian J. Muench                                                 Name:    Edward B. Jamieson

Title:     President                                                              Title:       President